Exhibit (s)

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and Trustees of Highland Credit Strategies Fund (the “Trust”) nominates, constitutes and appoints M. Jason Blackburn as his true and lawful attorney-in-fact to execute in the name and on behalf of each of them a Registration Statement on Form N-2, including any and all amendments and supplements thereto and any and all exhibits and other documents requisite in connection therewith, and to file the same with the Securities and Exchange Commission and any other regulatory authority having jurisdiction over the issuance of rights and the offer and sale of shares of beneficial interest, par value $.001 per share of the Trust, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done and about the premises as fully to all intents and purposes as the undersigned officers and Trustees themselves might or could do.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned officers and Trustees have hereunto set there hand this 7th day of September, 2007.

/s/ R. Joseph Dougherty	/s/ Timothy Hui
R. Joseph Dougherty	Timothy Hui
Trustee	Trustee

/s/ Scott Kavanaugh	/s/ James Leary
Scott Kavanaugh	James Leary
Trustee	Trustee

/s/ Bryan Ward	/s/ James D. Dondero
Bryan Ward	James D. Dondero
Trustee	Chief Executive Officer and President

/s/ Jason Blackburn
Jason Blackburn
Chief Financial Officer,
Treasurer and Secretary